John Hancock Life Insurance Company of New York A Stock Company

    LIFE INSURED    [John J. Doe]

POLICY NUMBER  [12 345 678]

FLEXIBLE PREMIUM INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE POLICY

ADJUSTABLE DEATH BENEFIT

BENEFIT PAYABLE ON LIFE INSURED’S DEATH

FLEXIBLE PREMIUMS PAYABLE TO AGE 121 DURING THE LIFE INSURED’S LIFETIME

NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS)

Subject to the conditions and provisions of this policy, while the policy is In Force, and upon the death of the Life Insured, John Hancock Life Insurance Company of New York (“the Company”) agrees to pay the Insurance Benefit to the beneficiary in a lump sum in either a single check or a wire transfer. The beneficiary may choose to place this lump sum in an interest-bearing account where The Company will provide immediate access to all of the account, and to provide the other benefits, rights, and privileges, if any, of the policy. The Company may make other plans of payment available other than a lump sum; a beneficiary electing any such plan in lieu of a lump sum must do so in writing.

The Insurance Benefit is described in Section 4. The amount of the Insurance Benefit, or the duration of the insurance coverage, or both, may be variable or fixed under specified conditions and may increase or decrease as described in Section 4.

Your Net Premiums are added to your Policy Value. You may allocate them to one or more of the Investment Accounts and to the Fixed Account, subject to Section 11, and any other applicable provisions of the policy.

The portion of your Policy Value that is in the Fixed Account will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Minimum Fixed Account Annual Rate shown in Section 1.

The portion of your Policy Value that is in an Investment Account will vary from day to day. The amount is not guaranteed; it may increase or decrease, depending on the investment experience of the underlying Subaccounts for the Investment Accounts that you have chosen.

Beginning in the Policy Credit Commencement Year shown in Section 1, we will add a Policy Credit to your Policy Value on each Processing Date. This Policy Credit is calculated on the basis of a notional value, the Policy Credit Measure, that we determine by accumulating premiums that you pay on the basis outlined in Section 9.

Your policy includes a Death Benefit Protection feature. The Death Benefit Protection feature is based on a notional value, the Death Benefit Protection Value, that we determine by accumulating premiums that you pay on the basis outlined in Section 14.

READ YOUR POLICY CAREFULLY. It is a contract between you and us.

RIGHT TO RETURN POLICY. If for any reason you are not satisfied with your policy, you may return it for cancellation within TEN days after receiving it by delivering or mailing it to us or to the agent who sold it. We will refund in full the payment made. The policy will be void from the beginning.

Signed for the Company by:

17PROVUL	NY

POLICY PROVISIONS

Section

1.	POLICY SPECIFICATIONS

2.	TABLES OF RATES

3.	DEFINITIONS

4.	INSURANCE BENEFIT

5.	FACE AMOUNT

6.	PREMIUMS

7.	POLICY VALUE

8.	LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNT

9.	POLICY CREDIT

10.	SEPARATE ACCOUNT AND SUBACCOUNTS

11.	ALLOCATIONS AND TRANSFERS

12.	LOANS

13.	SURRENDERS AND WITHDRAWALS

14.	DEATH BENEFIT PROTECTION

15.	GRACE PERIOD

16.	POLICY TERMINATION

17.	REINSTATEMENT

18.	COVERAGE AT AND AFTER AGE 121

19.	OWNER AND BENEFICIARY

20.	ASSIGNMENT

21.	MISSTATEMENTS

22.	SUICIDE

23.	INCONTESTABILITY

24.	THE CONTRACT

25.	RIGHT TO POSTPONE PAYMENT OF BENEFITS

26.	REPORTS TO OWNER

27.	HOW VALUES ARE COMPUTED

28.	QUALIFICATION AS LIFE INSURANCE

29.	INTEREST ON PROCEEDS

30.	FLEXIBLE FACTORS

17PROVUL	2	NY

1. POLICY SPECIFICATIONS

Life Insured	[JOHN DOE]	Policy Number	[12 345 678]

		Issue Date	[May 1, 2017]

Age at Policy Date	[35]	Policy Date	[May 1, 2017]

Sex	[MALE]

Risk Classification	[Standard] [Non Smoker]

Additional Ratings	[not applicable]

Owner, Beneficiary	As designated in the application or subsequently changed

Death Benefit Option at Issue	[Death Benefit Option 1]

Life Insurance Qualification Test	Cash Value Accumulation Test

Face Amount at Issue	$[50,000]

Governing Law	New York

17PROVUL	3.1	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

PREMIUMS AT ISSUE

Minimum Initial Premium	$ [39.90]
Premium Mode	[Annual]
Planned Premium	$ [1,408.00 per year]

Notice: This policy provides life insurance coverage for the lifetime of the Life Insured if sufficient premiums are paid to provide coverage until the Life Insured reaches Age 121. Premium payments in addition to the Planned Premium shown may need to be made to keep this policy and coverage In Force. Keeping the policy and coverage In Force will be affected by factors such as: changes in the current Cost of Insurance Rates, Administrative Charge, Face Amount Charge, Asset-Based Risk Charge, or Premium Charge; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account; the investment experience of the Investment Accounts; changes to the Death Benefit Option; changes in the Face Amount; loan activity; withdrawals; and deductions for any applicable supplementary benefit riders that are attached to, and made a part of, this policy. Also refer to the Death Benefit Protection, Grace Period, and Policy Termination provisions in Sections 14, 15, and 16.

Additional amounts may be credited to the Policy Value. These amounts are not guaranteed. Interest above the Minimum Fixed Account Annual Rate is not guaranteed and the Company has the right to change the amount of interest credited to the policy. Subject to any maximum rates specified in the policy, the Company also has the right to change the amount of Cost of Insurance charges deducted under the policy, which may require more premium to be paid than was illustrated, or the Policy Value may be less than was illustrated.

Beginning in the Policy Credit Commencement Year, your policy will also receive a Policy Credit, which will be affected by any changes in the rate of interest credited or the Cost of Insurance Rates charged. Refer to Section 9 for a description of the Policy Credit.

Changes to the rate we use to credit the Fixed Account, the rates we use to calculate the Cost of Insurance Charge, and the frequency and amount of your Planned Premiums, as well as other policyowner actions you may elect to take, will affect your projected future values. You can see the effect these changes have on your future values by requesting an illustration.

This policy includes a Death Benefit Protection feature and, similar to the policy and coverage itself, keeping this feature in force will also be affected by factors under your policy such as: the amount, timing, and frequency of premium payments; changes in the Death Benefit Option; and changes in the Face Amount, loan activity, and withdrawals. You may contact us for more information about these factors. Although the policy may still remain In Force, once the Death Benefit Protection feature terminates, the Policy Value may be insufficient to keep the policy from lapsing afterwards. If so, additional premiums may be required to keep the policy In Force.

17PROVUL	3.2	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

OTHER BENEFITS AND SPECIFICATIONS

Accelerated Death Benefit

[Acceleration of Death Benefit for Qualified Long Term Care Services Rider]

[Return of Premium Death Benefit]

[Disability Benefit Rider – Payment of Specified Premium in Event of Life Insured’s Total Disability as Defined and Limited]

[Healthy Engagement Rider]

17PROVUL	3.3	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION

MAXIMUM POLICY CHARGES:

Deductions from Premium Payments

Premium Charge	18% of each premium payment

Monthly Deductions

Administrative Charge	$20.00 per month

Face Amount Charge	A monthly charge that is a rate per $1,000 of Face Amount. The rate is shown below:

Policy Years	Rate per $1,000 of Face Amount
1-3	[0.2080]
4+	[0.2080]

Cost of Insurance Charge	Determined in accordance with Section 7. Maximum Monthly Cost of Insurance Rates are shown in Section 2.

Asset-Based Risk Charge	0.0208% of Investment Accounts assets deducted monthly

Other Charges

Surrender Charge

The Surrender Charge is deducted from the Policy Value during the Surrender Charge Period. See Sections 5 and 13 for details of when a Surrender Charge applies. The Surrender Charge is equal to the Maximum Percentage of Surrender Charge shown below multiplied by the lesser of (a) and (b), where:

(a)    is $[947.72]; and

(b)    is $[550.10] plus 20% of the excess of premiums paid to date over the Surrender Charge Limit Premium shown below.

The table below shows the Surrender Charge Limit Premium for each Policy Year during the Surrender Charge Period. The Surrender Charge Limit Premium remains constant throughout the entire Policy Year. The table below also shows the applicable Maximum Percentage of Surrender Charge at the beginning of each Policy Year during the Surrender Charge Period. The Maximum Percentage of Surrender Charge is proportionately reduced each Policy Month of the Policy Year.

Surrender Charge Period (Policy Year)	Surrender Charge Limit Premium	Maximum Percentage of Surrender Charge
1	$[352.00]	100.00%
2	$[704.00]	[96.31]%
3	$[1,056.00]	[92.83]%
4	$[1,408.00]	[89.24]%
5	$[1,760.00]	[85.47]%
6	$[2,112.00]	[81.55]%
7	$[2,464.00]	[77.48]%
8	$[2,816.00]	[70.00]%
9	$[3,168.00]	[57.00]%
10	$[3,520.00]	[42.00]%
11+	$0.00	0.00%

Supplementary Benefit Rider Charges	Charges for applicable riders are shown in that rider’s provisions and/or specification page(s).

17PROVUL	3.4	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY VALUE CALCULATION (continued)

OTHER TERMS AND CHARGES:
Minimum Face Amount	$50,000
Minimum Face Amount Decrease	$50,000
Allocation Date	10th day after the Issue Date
Minimum Fixed Account Annual Rate	2.00%
Loan Interest Credited Annual Rate	2.00%
Maximum Loan Interest Charged Annual Rate
Policy Years 1-10	3.50%
Policy Years 11+	2.25%
Minimum Withdrawal Amount	$500
Death Benefit Discount Factor	1.0016516
Maximum Transfer Fee	$25
Fixed Account Maximum Transfer Percentage	15%
Fixed Account Maximum Transfer Amount	$2,000
Investment Account Maximum Transfer Amount	$1,000,000
Partial Surrender Charge Decrease Exemption	10%

Maximum Monthly Cost of Insurance Rates are no greater than the 2017 CSO Sex and Smoker Distinct U ANB Mortality Table, with substandard ratings as applicable. We have the right to change the Monthly Cost of Insurance Rate per $1,000 of Net Amount at Risk imposed, never to exceed the maximums shown in Section 2. Such changes may require additional premium payments other than those illustrated and may result in policy values being less than those illustrated. We recommend that you request and review a report of projected future values whenever the Cost of Insurance Rates are changed. Review of the projected future values in such a report will be helpful to you in making decisions regarding changes to your Planned Premium payments.

17PROVUL	3.5	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

POLICY CREDIT MEASURE AND POLICY CREDIT CALCULATION

The following terms and values are used in determining the Policy Credit Measure and Policy Credit as described in Section 9 of this policy:

Policy Credit Commencement Year	Policy Year 6

Policy Credit Measure Premium Charge	A percentage of each premium payment, the percentages as shown below.

Policy Years	Up to First Tier Premium Charge Limit	Excess of First Tier Premium Charge Limit
1	14.78%	6.96%
2-10	6.00%	6.00%
11+	2.00%	2.00%
First Tier Premium Charge Limit		$[1,408.00]

Policy Credit Measure Administrative Charge	$20.00 per month

Policy Credit Measure Face Amount Charge	A monthly charge that is a rate per $1,000 of Face Amount. The rates are shown below.

Policy Years	Rate per $1,000 of Face Amount per month
1-3	[0.1777]
4-[15]	[0.1777]
[16+]	0.0000

Policy Credit Measure Cost of Insurance Charge	Determined in accordance with Section 9. Maximum Monthly Policy Credit Measure Cost of Insurance Rates are shown in Section 2.

Policy Credit Measure Asset-Based Risk Charge	0.0208% of Investment Account assets deducted monthly

Policy Credit Measure Monthly Interest Adjustment Factor A	0.3408%

Policy Credit Measure Monthly Interest Adjustment Factor B	0.0266%

Policy Credit Measure Cap Factor

Policy Years	Policy Credit Measure Cap Factor
1-24	0.000000
25+	0.001217

Policy Credit Measure Annual Interest Rate	4.50%

17PROVUL	3.6	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

DEATH BENEFIT PROTECTION VALUE CALCULATION

The following terms and values are used in calculating the Death Benefit Protection Value as described in Section 14 of this policy:

Death Benefit Protection Premium Charge	A percentage of each premium payment, the percentages as shown below:

Policy Years	Up to First Tier Premium Charge Limit	Excess of First Tier Premium Charge Limit
1	14.78%	6.96%
2-10	6.00%	6.00%
11+	2.00%	2.00%
First Tier Premium Charge Limit		$[1,408.00]

Death Benefit Protection Administrative Charge	$20.00 per month

Death Benefit Protection Face Amount Charge	A monthly charge that is a rate per $1,000 of Face Amount. The rates are shown in Section 2.

Death Benefit Protection Cost of Insurance Charge	Determined in accordance with Section 14. Monthly Death Benefit Protection Cost of Insurance Rates are shown in Section 2.

Death Benefit Protection Annual Interest Rate	3.5%

17PROVUL	3.7	NY

2. TABLES OF RATES

Maximum Monthly Cost of Insurance Rates and Minimum Death Benefit Factors

The Maximum Monthly Cost of Insurance Rates per dollar of Net Amount at Risk are shown below for each Age. The Rates shown below have been adjusted for any applicable Additional Ratings that are applied to the Cost of Insurance Rates as shown in Section 1.

For Age 121 and above, the Maximum Monthly Cost of Insurance Rate per dollar of Net Amount at Risk is 0.0000000 and the Minimum Death Benefit Factor is 1.0000.

Age	Rate	Minimum Death Benefit Factors	Age	Rate	Minimum Death Benefit Factors
35	0.0000750	5.7206	79	0.0032871	1.4310
36	0.0000875	5.5234	80	0.0037150	1.3985
37	0.0000984	5.3357	81	0.0042182	1.3678
38	0.0001084	5.1562	82	0.0047848	1.3389
39	0.0001142	4.9842	83	0.0054487	1.3115
40	0.0001192	4.8181	84	0.0062246	1.2859
41	0.0001259	4.6576	85	0.0071351	1.2618
42	0.0001343	4.5027	86	0.0082008	1.2395
43	0.0001418	4.3534	87	0.0094428	1.2189
44	0.0001493	4.2094	88	0.0108684	1.2001
45	0.0001526	4.0703	89	0.0124411	1.1830
46	0.0001593	3.9353	90	0.0141491	1.1676
47	0.0001643	3.8047	91	0.0159380	1.1536
48	0.0001710	3.6781	92	0.0177634	1.1407
49	0.0001785	3.5557	93	0.0196061	1.1287
50	0.0001877	3.4372	94	0.0213714	1.1170
51	0.0002019	3.3227	95	0.0229753	1.1049
52	0.0002194	3.2125	96	0.0250472	1.0915
53	0.0002403	3.1065	97	0.0273075	1.0762
54	0.0002620	3.0047	98	0.0298315	1.0576
55	0.0002838	2.9069	99	0.0325821	1.0334
56	0.0003038	2.8129	100	0.0355207	1.0000
57	0.0003231	2.7221	101	0.0383419	1.0000
58	0.0003431	2.6345	102	0.0412506	1.0000
59	0.0003666	2.5498	103	0.0441953	1.0000
60	0.0003959	2.4680	104	0.0471198	1.0000
61	0.0004352	2.3892	105	0.0499590	1.0000
62	0.0004838	2.3135	106	0.0526466	1.0000
63	0.0005383	2.2410	107	0.0566496	1.0000
64	0.0005995	2.1716	108	0.0610817	1.0000
65	0.0006658	2.1052	109	0.0660194	1.0000
66	0.0007371	2.0417	110	0.0715539	1.0000
67	0.0008136	1.9807	111	0.0778115	1.0000
68	0.0008986	1.9223	112	0.0833333	1.0000
69	0.0009946	1.8662	113	0.0833333	1.0000
70	0.0011076	1.8124	114	0.0833333	1.0000
71	0.0012418	1.7610	115	0.0833333	1.0000
72	0.0014024	1.7119	116	0.0833333	1.0000
73	0.0015897	1.6651	117	0.0833333	1.0000
74	0.0018036	1.6208	118	0.0833333	1.0000
75	0.0020428	1.5787	119	0.0833333	1.0000
76	0.0023057	1.5389	120	0.0833333	1.0000
77	0.0025959	1.5011	121	0.0000000	1.0000
78	0.0029180	1.4651

17PROVUL	4.1	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Maximum Monthly Policy Credit Measure Cost of Insurance Rates

The Maximum Monthly Policy Credit Measure Monthly Cost of Insurance Rates per dollar of Policy Credit Measure Net Amount at Risk are shown below for each Age. The rates shown below have been adjusted for any applicable Additional Ratings that are applied to the Cost of Insurance Rates as shown in Section 1.

For Age 121 and above, the Maximum Monthly Policy Credit Measure Cost of Insurance Rate per dollar of the Policy Credit Measure Net Amount at Risk is 0.0000000.

Age	Rate	Age	Rate	Age	Rate
35	0.0000750	66	0.0010227	97	0.0273075
36	0.0000875	67	0.0011037	98	0.0298315
37	0.0000984	68	0.0011936	99	0.0325821
38	0.0001084	69	0.0012954	100	0.0355207
39	0.0001142	70	0.0014165	101	0.0383419
40	0.0001192	71	0.0015615	102	0.0412506
41	0.0001259	72	0.0017358	103	0.0441953
42	0.0001343	73	0.0019391	104	0.0471198
43	0.0001418	74	0.0021494	105	0.0499590
44	0.0001493	75	0.0023640	106	0.0526466
45	0.0001526	76	0.0026009	107	0.0566496
46	0.0001755	77	0.0028639	108	0.0610817
47	0.0002001	78	0.0031541	109	0.0660194
48	0.0002255	79	0.0034768	110	0.0715539
49	0.0002529	80	0.0038343	111	0.0778115
50	0.0002809	81	0.0042182	112	0.0833333
51	0.0003110	82	0.0047848	113	0.0833333
52	0.0003408	83	0.0054487	114	0.0833333
53	0.0003712	84	0.0062246	115	0.0833333
54	0.0004020	85	0.0071351	116	0.0833333
55	0.0004333	86	0.0082008	117	0.0833333
56	0.0004659	87	0.0094428	118	0.0833333
57	0.0005023	88	0.0108684	119	0.0833333
58	0.0005473	89	0.0124411	120	0.0833333
59	0.0006031	90	0.0141491	121	0.0000000
60	0.0006447	91	0.0159380
61	0.0006897	92	0.0177634
62	0.0007455	93	0.0196061
63	0.0008066	94	0.0213714
64	0.0008741	95	0.0229753
65	0.0009462	96	0.0250472

17PROVUL	4.2	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Policy Credit Measure Ratio

Policy Credit Measure Ratio percentages are shown below for each Age. For Age 121 and above, the Policy Credit Measure Ratio is 0%.

Age	Policy Credit Measure Ratio	Age	Policy Credit Measure Ratio	Age	Policy Credit Measure Ratio
35	0%	79	70%
36	0%	80	70%
37	0%	81	70%
38	0%	82	70%
39	0%	83	70%
40	60%	84	70%
41	63%	85	70%
42	65%	86	70%
43	68%	87	70%
44	70%	88	70%
45	70%	89	70%
46	70%	90	70%
47	70%	91	73%
48	70%	92	76%
49	70%	93	79%
50	70%	94	82%
51	70%	95	85%
52	70%	96	88%
53	70%	97	91%
54	70%	98	94%
55	70%	99	97%
56	70%	100	100%
57	70%	101	100%
58	70%	102	100%
59	70%	103	100%
60	70%	104	100%
61	70%	105	100%
62	70%	106	100%
63	70%	107	100%
64	70%	108	100%
65	70%	109	100%
66	70%	110	100%
67	70%	111	100%
68	70%	112	100%
69	70%	113	100%
70	70%	114	100%
71	70%	115	100%
72	70%	116	100%
73	70%	117	100%
74	70%	118	100%
75	70%	119	100%
76	70%	120	100%
77	70%	121	0%
78	70%

17PROVUL	4.3	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Policy Credit Measure Adjustment Factor A and Policy Credit Measure Adjustment Factor B

Policy Credit Measure Adjustment Factors A and B are shown below for each Age. For Age 121 and above, all Policy Credit Measure Adjustment Factors are 0.000000.

Age	Policy Credit Measure Adjustment Factor A	Policy Credit Measure Adjustment Factor B	Age	Policy Credit Measure Adjustment Factor A	Policy Credit Measure Adjustment Factor B
35	1.335113	0.030600	79	2.004008	-0.631500
36	2.673797	0.013000	80	2.004008	-0.657900
37	3.009027	0.012700	81	2.004008	-0.667900
38	3.009027	0.013900	82	2.004008	-0.666300
39	3.009027	0.016500	83	2.004008	-0.646000
40	3.009027	0.017400	84	2.004008	-0.615900
41	3.009027	0.017700	85	2.004008	-0.599000
42	3.009027	0.015900	86	2.004008	-0.584400
43	3.009027	0.012900	87	2.004008	-0.562200
44	3.009027	0.009700	88	2.004008	-0.541800
45	3.009027	0.014900	89	2.004008	-0.515300
46	3.009027	0.011200	90	2.004008	-0.459000
47	3.009027	0.007600	91	2.004008	-0.400200
48	3.009027	0.004300	92	2.004008	-0.266800
49	3.009027	0.000600	93	2.004008	-0.051700
50	3.009027	-0.003100	94	2.004008	0.305900
51	3.009027	-0.005500	95	2.004008	0.771500
52	3.009027	-0.008000	96	2.004008	1.270200
53	3.009027	-0.010900	97	2.004008	1.811900
54	3.009027	-0.013700	98	2.004008	2.218300
55	2.004008	-0.018300	99	2.004008	2.492800
56	2.004008	-0.022100	100	2.004008	2.771900
57	2.004008	-0.027800	101	2.004008	2.939700
58	2.004008	-0.038000	102	2.004008	3.127700
59	2.004008	-0.052800	103	2.004008	3.364700
60	2.004008	-0.059600	104	2.004008	3.629600
61	2.004008	-0.062200	105	2.004008	3.849500
62	2.004008	-0.070100	106	2.004008	3.994100
63	2.004008	-0.079400	107	2.004008	4.021800
64	2.004008	-0.090800	108	2.004008	4.096000
65	2.004008	-0.116400	109	2.004008	4.046800
66	2.004008	-0.135100	110	2.004008	3.876700
67	2.004008	-0.153900	111	2.004008	3.599200
68	2.004008	-0.175600	112	2.004008	3.306000
69	2.004008	-0.202100	113	2.004008	2.996100
70	2.004008	-0.238800	114	2.004008	2.668900
71	2.004008	-0.279700	115	2.004008	2.324100
72	2.004008	-0.326300	116	2.004008	1.962200
73	2.004008	-0.381300	117	2.004008	1.584800
74	2.004008	-0.428800	118	2.004008	1.197800
75	2.004008	-0.464600	119	2.004008	0.821700
76	2.004008	-0.506000	120	2.004008	0.581500
77	2.004008	-0.549500	121	0.000000	0.000000
78	2.004008	-0.595300

17PROVUL	4.4	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Policy Credit Measure Adjustment Factor C and Policy Credit Measure Adjustment Factor D

Policy Credit Measure Adjustment Factors C and D are shown below for each Age. For Age 121 and above, all Policy Credit Measure Adjustment Factors are 0.000000.

Age	Policy Credit Measure Adjustment Factor C	Policy Credit Measure Adjustment Factor D	Age	Policy Credit Measure Adjustment Factor C	Policy Credit Measure Adjustment Factor D
35	-0.791349	0.004890	79	0.000000	0.534659
36	-0.791349	0.008283	80	0.000000	0.554498
37	-0.791349	0.011755	81	0.000000	0.574261
38	-0.791349	0.015503	82	0.000000	0.593950
39	-0.791349	0.019535	83	0.000000	0.613595
40	-0.791349	0.023796	84	0.000000	0.633224
41	-0.791349	0.027967	85	0.000000	0.652650
42	-0.791349	0.032334	86	0.000000	0.671839
43	-0.791349	0.036890	87	0.000000	0.690791
44	-0.791349	0.041623	88	0.000000	0.709454
45	0.000000	0.046788	89	0.000000	0.727847
46	0.000000	0.052277	90	0.000000	0.746218
47	0.000000	0.058180	91	0.000000	0.764506
48	0.000000	0.064457	92	0.000000	0.783201
49	0.000000	0.071021	93	0.000000	0.802912
50	0.000000	0.080095	94	0.000000	0.824722
51	0.000000	0.089627	95	0.000000	0.850209
52	0.000000	0.099646	96	0.000000	0.880939
53	0.000000	0.110173	97	0.000000	0.919519
54	0.000000	0.121237	98	0.000000	0.969553
55	0.000000	0.132377	99	0.000000	1.034026
56	0.000000	0.144021	100	0.000000	1.103364
57	0.000000	0.156172	101	0.000000	1.176999
58	0.000000	0.168801	102	0.000000	1.255152
59	0.000000	0.181862	103	0.000000	1.338099
60	0.000000	0.195462	104	0.000000	1.426135
61	0.000000	0.209610	105	0.000000	1.519572
62	0.000000	0.224263	106	0.000000	1.618741
63	0.000000	0.239415	107	0.000000	1.723995
64	0.000000	0.255056	108	0.000000	1.835706
65	0.000000	0.271184	109	0.000000	1.954270
66	0.000000	0.287820	110	0.000000	2.080108
67	0.000000	0.304981	111	0.000000	2.213667
68	0.000000	0.322663	112	0.000000	2.355419
69	0.000000	0.340840	113	0.000000	2.505868
70	0.000000	0.359439	114	0.000000	2.665547
71	0.000000	0.378369	115	0.000000	2.835022
72	0.000000	0.397504	116	0.000000	3.014895
73	0.000000	0.416719	117	0.000000	3.205803
74	0.000000	0.436052	118	0.000000	3.408423
75	0.000000	0.455573	119	0.000000	3.623474
76	0.000000	0.475239	120	0.000000	3.851718
77	0.000000	0.495002	121	0.000000	0.000000
78	0.000000	0.514819

17PROVUL	4.5	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Policy Credit Adjustment A and Policy Credit Adjustment B

The Policy Credit Adjustments A and B are shown below for each Age. For Age 121 and above, the Policy Credit Adjustment A is $0 and the Policy Credit Adjustment B is 0.0000000.

Age	Adjustment A	Adjustment B	Age	Adjustment A	Adjustment B
35	$0	0.0000518	79	$3,978	0.0001922
36	$0	0.0000422	80	$4,124	0.0002615
37	$0	0.0000459	81	$4,268	0.0003505
38	$0	0.0000500	82	$4,411	0.0004587
39	$0	0.0000518	83	$4,553	0.0006096
40	$237	0.0000517	84	$4,694	0.0008116
41	$258	0.0000521	85	$4,832	0.0010477
42	$282	0.0000520	86	$4,966	0.0013514
43	$294	0.0000503	87	$5,097	0.0017322
44	$311	0.0000478	88	$5,222	0.0021805
45	$350	0.0000488	89	$5,342	0.0026649
46	$391	0.0000460	90	$5,456	0.0031981
47	$434	0.0000414	91	$5,006	0.0036841
48	$481	0.0000376	92	$4,529	0.0041317
49	$530	0.0000332	93	$4,028	0.0045259
50	$598	0.0000296	94	$3,506	0.0048381
51	$669	0.0000288	95	$2,965	0.0050899
52	$744	0.0000312	96	$2,407	0.0056280
53	$823	0.0000340	97	$1,831	0.0063175
54	$905	0.0000364	98	$1,236	0.0070978
55	$989	0.0000384	99	$626	0.0079664
56	$1,076	0.0000397	100	$0	0.0089887
57	$1,166	0.0000407	101	$0	0.0099968
58	$1,261	0.0000413	102	$0	0.0111494
59	$1,358	0.0000421	103	$0	0.0124481
60	$1,460	0.0000430	104	$0	0.0138508
61	$1,565	0.0000444	105	$0	0.0152656
62	$1,675	0.0000461	106	$0	0.0166327
63	$1,788	0.0000477	107	$0	0.0191077
64	$1,904	0.0000493	108	$0	0.0221256
65	$2,024	0.0000508	109	$0	0.0256220
66	$2,148	0.0000520	110	$0	0.0296697
67	$2,276	0.0000532	111	$0	0.0344536
68	$2,408	0.0000545	112	$0	0.0386359
69	$2,543	0.0000560	113	$0	0.0383869
70	$2,682	0.0000578	114	$0	0.0381234
71	$2,823	0.0000600	115	$0	0.0378441
72	$2,965	0.0000629	116	$0	0.0375480
73	$3,107	0.0000663	117	$0	0.0372332
74	$3,251	0.0000698	118	$0	0.0368968
75	$3,395	0.0000736	119	$0	0.0365321
76	$3,541	0.0000773	120	$0	0.0361241
77	$3,687	0.0001060	121	$0	0.0000000
78	$3,833	0.0001428

17PROVUL	4.6	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Death Benefit Protection Cost of Insurance Rates

The Death Benefit Protection Cost of Insurance Rates per dollar of Death Benefit Protection Value Net Amount at Risk are shown below for each Age. The Death Benefit Protection Cost of Insurance Rates have been adjusted for any applicable Additional Rating applied to the Cost of Insurance Rates as shown in Section 1.

For Age 121 and above, the Maximum Monthly Death Benefit Protection Cost of Insurance Rate per dollar of Death Benefit Protection Value Net Amount at Risk is 0.0000000.

Age	Rate	Age	Rate	Age	Rate
35	0.0000102	66	0.0007738	97	0.0253925
36	0.0000348	67	0.0008942	98	0.0273334
37	0.0000410	68	0.0009892	99	0.0293409
38	0.0000458	69	0.0011009	100	0.0312059
39	0.0000494	70	0.0012334	101	0.0330667
40	0.0000545	71	0.0013917	102	0.0348884
41	0.0000607	72	0.0015759	103	0.0366375
42	0.0000692	73	0.0017859	104	0.0382800
43	0.0000789	74	0.0020200	105	0.0397859
44	0.0000895	75	0.0022767	106	0.0419434
45	0.0000915	76	0.0025592	107	0.0442175
46	0.0001017	77	0.0028717	108	0.0466159
47	0.0001125	78	0.0032284	109	0.0491434
48	0.0001240	79	0.0036400	110	0.0518084
49	0.0001369	80	0.0041217	111	0.0546184
50	0.0001507	81	0.0046609	112	0.0575800
51	0.0001662	82	0.0052884	113	0.0607025
52	0.0001823	83	0.0060159	114	0.0639950
53	0.0001997	84	0.0068617	115	0.0674650
54	0.0002184	85	0.0078409	116	0.0711234
55	0.0002387	86	0.0089675	117	0.0749809
56	0.0002613	87	0.0102417	118	0.0790467
57	0.0002875	88	0.0116242	119	0.0833333
58	0.0003200	89	0.0130984	120	0.0833333
59	0.0003610	90	0.0146125	121	0.0000000
60	0.0004055	91	0.0161267
61	0.0004529	92	0.0176242
62	0.0005060	93	0.0190300
63	0.0005656	94	0.0202834
64	0.0006301	95	0.0218692
65	0.0006995	96	0.0235575

17PROVUL	4.7	NY

2. TABLES OF RATES (continued) – Policy [12 345 678]

Death Benefit Protection Face Amount Rates

The Death Benefit Protection Face Amount Rates per $1,000 of Face Amount are shown below for each Age. For Age 121 and above, the Death Benefit Protection Face Amount Rate per $1,000 of Face Amount is 0.0000.

Age	Rate per $1,000 of Face Amount	Age	Rate per $1,000 of Face Amount
35	0.2498	79	0.0000
36	0.2542	80	0.0000
37	0.2479	81	0.0000
38	0.2431	82	0.0000
39	0.2395	83	0.0000
40	0.2764	84	0.0000
41	0.2702	85	0.0000
42	0.2617	86	0.0000
43	0.2520	87	0.0000
44	0.2414	88	0.0000
45	0.2543	89	0.0000
46	0.2442	90	0.0000
47	0.2334	91	0.0000
48	0.2219	92	0.0000
49	0.2090	93	0.0000
50	0.1952	94	0.0000
51	0.1798	95	0.0000
52	0.1637	96	0.0000
53	0.1463	97	0.0000
54	0.1277	98	0.0000
55	0.1074	99	0.0000
56	0.0848	100	0.0000
57	0.0588	101	0.0000
58	0.0262	102	0.0000
59	0.0000	103	0.0000
60	0.0000	104	0.0000
61	0.0000	105	0.0000
62	0.0000	106	0.0000
63	0.0000	107	0.0000
64	0.0000	108	0.0000
65	0.0000	109	0.0000
66	0.0000	110	0.0000
67	0.0000	111	0.0000
68	0.0000	112	0.0000
69	0.0000	113	0.0000
70	0.0000	114	0.0000
71	0.0000	115	0.0000
72	0.0000	116	0.0000
73	0.0000	117	0.0000
74	0.0000	118	0.0000
75	0.0000	119	0.0000
76	0.0000	120	0.0000
77	0.0000	121	0.0000
78	0.0000

17PROVUL	4.8	NY

3. DEFINITIONS

Listed below are some terms that have specific meanings in your policy. Please refer to these definitions as you read your policy. Other terms may be defined in the body of your policy.

Additional Rating means an increase in the Cost of Insurance that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

Age means, on any Policy Anniversary, the age of the person in question at his or her birthday nearest that date.

Annual Processing Date means every 12th Processing Date starting with the Processing Date next after the Policy Date.

Business Day means any day that we are open for business and the New York Stock Exchange is open for trading. The net asset value of the underlying shares of a Subaccount will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

Cash Surrender Value means the Policy Value less the Surrender Charge.

Date means a calendar day ending at midnight local time at our Service Office.

Evidence of Insurability means evidence satisfactory to us related to the current health, lifestyle, financial and other circumstances that may impact the insurability of the individual.

Fixed Account means that part of the Policy Value reflecting the value you have in our general account.

Fund means each division, with a specific investment objective, of a Series Fund.

In Force means that the policy has not terminated in accordance with Sections 14, 15, or 16, or been surrendered in accordance with Section 13.

Investment Account means that part of the Policy Value reflecting the value you have in our Subaccounts.

Issue Date means the date shown in Section 1 of this policy from which the Suicide and Incontestability provisions are applied. Issue Date is also used to determine the Allocation Date shown in Section 1.

Loan Account means that part of the Policy Value reflecting amounts transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

Minimum Initial Premium means the minimum premium needed to put the policy In Force when the Issue Date is on or before the Policy Date, as shown in Section 1.

Net Amount at Risk means an amount used for the purpose of calculating the Cost of Insurance charges, as described in Section 7.

Net Cash Surrender Value means the Cash Surrender Value less the Policy Debt.

Net Policy Value means the Policy Value less the value in the Loan Account.

Net Premium means the gross premium paid less any Premium Charge. It is the amount of premium allocated to the Fixed Account or to the Investment Accounts.

Partial Surrender Charge Decrease Exemption Amount at any time means the Partial Surrender Charge Decrease Exemption shown in Section 1, multiplied by the Face Amount at Issue, reduced by cumulative decreases in the Face Amount.

17PROVUL	5	NY

3. DEFINITIONS (continued)

Planned Premium means the premium that is selected in the application for the policy, which is intended to be paid on a regular modal basis. It is shown in Section 1.

Policy Date means the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in Section 1. Policy Years, Policy Months, and Policy Anniversaries are determined from the Policy Date.

Policy Debt as of any date equals (a) plus (b) plus (c), minus (d), where:

(a)	is the total amount of loans borrowed as of such date;

(b)	is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

(c)	is any interest charges accrued from the prior Policy Anniversary to the current date; and

(d)	is the total amount of loan repayments as of such date.

Policy Value means the sum of the values in the Loan Account, the Investment Accounts, and the Fixed Account.

Policy Year means (a) or (b) below, whichever is applicable.

(a)	The first Policy Year is the period beginning on the Policy Date and ending on the Business Day immediately preceding the first Annual Processing Date.

(b)	Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Business Day immediately preceding the next Annual Processing Date.

Processing Date means the first day of a Policy Month. A Policy Month shall begin on the day in each calendar month that corresponds to the day of the calendar month on which the Policy Date occurred. If the Policy Date is the 29th, 30th, or 31st day of a calendar month, then for any calendar month that has fewer days, the first day of the Policy Month will be the last day of such calendar month. The Policy Date is not a Processing Date. If the Processing Date falls on a day other than a Business Day, the Processing Date for that Policy Month will be the previous Business Day.

Separate Account means Separate Account B of the John Hancock Life Insurance Company of New York.

Series Fund means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

Service Office means the office that we designate to service this policy as shown on the back cover of your policy.

Subaccount refers to one of the subaccounts of the Separate Account.

Surrender Charge Period means the period beginning on the Policy Date during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, request a decrease in the Face Amount that exceeds the Partial Surrender Charge Decrease Exemption Amount, make a withdrawal that reduces the Face Amount, or if the policy terminates due to default. The Surrender Charge Period is shown in Section 1.

Surrender Date means the end of the Business Day on which we receive at our Service Office your Written Request for full surrender of the policy.

We, us, and, our refer only to the Company.

Written Request means requests in a form satisfactory to us that are signed and dated by you and received at our Service Office, or, if permitted by our administrative practices, e-mails received by us at the internet address specified by us for receipt of such requests.

You and your refer only to the owner of this policy.

17PROVUL	6	NY

4. INSURANCE BENEFIT

If the Life Insured dies while the policy is In Force, we will pay the Insurance Benefit upon receipt of due proof of death of the Life Insured, subject to any applicable provisions of the policy. If the Life Insured dies on or after the date we receive a Written Request from you to surrender the policy, no Insurance Benefit will be paid. We will pay the amount payable under the Surrenders and Withdrawals provision instead.

Insurance Benefit

The Insurance Benefit payable is the greater of (a) or (b), where:

(a)	is the Minimum Death Benefit as described below minus any outstanding Policy Debt, both at the date of death of the Life Insured; and

(b)	is an amount equal to (i) plus (ii) minus (iii), where:

(i)	is the Death Benefit as described below;

(ii)	is any amount payable under any supplementary benefit riders as a result of the Life Insured’s death that form part of the policy;

(iii)	is any outstanding Policy Debt at the date of death.

If the Life Insured dies during a Grace Period, the Insurance Benefit will be reduced by any outstanding Monthly Deductions.

Death Benefit

The Death Benefit will depend on whether Death Benefit Option 1 or Death Benefit Option 2 is in effect on the date of the Life Insured’s death.

Under Death Benefit Option 1, the Death Benefit is equal to the Face Amount at the date of death of the Life Insured. Under Death Benefit Option 2, the Death Benefit is equal to the Face Amount at the date of death of the Life Insured plus the Policy Value at the date of death of the Life Insured.

If any withdrawals are made, the Death Benefit, whether Death Benefit Option 1 or Death Benefit Option 2 is in effect, will be less than it would have been if no withdrawals were made. Withdrawals reduce the Death Benefit by reducing:

(a)	the Face Amount if Death Benefit Option 1 is in effect, as specified in Section 13; or

(b)	the Policy Value if Death Benefit Option 2 is in effect.

If the Life Insured dies during a Grace Period, the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the date of death of the Life Insured.

Change of Death Benefit Options

You may request in writing to change your Death Benefit Option from Death Benefit Option 2 to Death Benefit Option 1 at any time after the first Policy Year, while the policy is In Force. The change will be effective on the next Processing Date following the date we approve the request, and the Face Amount after the change will be equal to the Face Amount immediately before the change plus the Policy Value as of the effective date of the change.

You may not change your Death Benefit Option from Death Benefit Option 1 to Death Benefit Option 2.

17PROVUL	7	NY

4. INSURANCE BENEFIT (continued)

Minimum Death Benefit

The sum of the Death Benefit as described above and the benefit payable upon the death of the Life Insured under any supplementary benefit riders will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Minimum Death Benefit Factor for the Age of the Life Insured multiplied by the greater of the policy value or the cash surrender value as defined in the federal income tax laws on the date of death of the Life Insured. The Minimum Death Benefit Factors are shown in Section 2. However, at no time will the Minimum Death Benefit be less than the amount required to maintain qualification of this policy as a life insurance contract for federal income tax purposes. Under the Cash Value Accumulation Test, we reserve the right to modify the Minimum Death Benefit Factors shown in Section 2, retroactively if necessary, to maintain qualification of this policy as a life insurance contract for federal income tax purposes, notwithstanding any other provisions of this policy to the contrary.

If the Minimum Death Benefit that results from this calculation exceeds the Face Amount at Issue, we reserve the right to:

(a)	distribute to you a portion of the Policy Value such that the Net Amount at Risk associated with the resulting Minimum Death Benefit does not exceed the Face Amount at Issue; or

(b)	if we should decide to accept the additional Death Benefit, it will be subject to our normal underwriting practices, including Evidence of Insurability.

If the Life Insured dies during a Grace Period, the Policy Value used in the calculation of the Minimum Death Benefit will be the Policy Value as of the date of death of the Life Insured.

5. FACE AMOUNT

The Face Amount at Issue is shown in Section 1.

Face Amount Increase

You may not increase your Face Amount under this policy. However, if you request a change in your Death Benefit Option from Death Benefit Option 2 to Death Benefit Option 1, it may result in an increase of the Face Amount. Refer to the Change of Death Benefit Options provision in Section 4.

Reduction of Face Amount

You may request a reduction in Face Amount any time after the first Policy Year while this policy is In Force. The Minimum Face Amount Decrease is shown in Section 1. If there is a reduction in Face Amount, a charge may be deducted from the Policy Value. This charge will be equal to a proportionate part of the Surrender Charge that would have applied if the policy had been surrendered on the date the reduction in Face Amount takes effect. A requested reduction in Face Amount is only allowed if the pro-rata Surrender Charge for the reduction is less than or equal to the Policy Value. The proportion will be equal to the amount of the reduction in Face Amount that exceeds the Partial Surrender Charge Decrease Exemption Amount, divided by the amount of Face Amount in effect immediately before the reduction less any applicable Partial Surrender Charge Decrease Exemption Amount. However, if a reduction in Face Amount is a result of a withdrawal, we will deduct a Surrender Charge as described in Section 13.

Without our prior approval, the Face Amount cannot be reduced below the Minimum Face Amount shown in Section 1. Any reduction in Face Amount will be effective on the next Processing Date after our approval.

17PROVUL	8	NY

6. PREMIUMS

The Minimum Initial Premium is shown in Section 1. No insurance will take effect under this policy until all conditions specified in the application form have been satisfied, including receipt of at least the Minimum Initial Premium at our Service Office. In the event the Issue Date is later than the Policy Date, the Minimum Initial Premium due will be the Minimum Initial Premium shown in Section 1, plus an additional amount equal to the Minimum Initial Premium multiplied by the number of intervening Processing Dates.

Subsequent premiums can be paid on any Business Day at our Service Office, and in any amount subject to the limits described below. On request, we will give you a receipt signed by one of our officers.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the end of the Business Day the payment is received at our Service Office, unless one of the following exceptions applies.

(a)	We will process a payment received prior to the Policy Date as if received on the Policy Date.

(b)	We will process the portion of any premium payment for which we require evidence of the Life Insured’s continued insurability on the first Business Day after we have received such evidence and found it satisfactory to us.

(c)	If our receipt of any premium payment (or portion thereof) would cause the policy to be treated as a Modified Endowment Contract under the federal income tax laws, we will only process the payment (or portion thereof) on the first Business Day after we have received satisfactory written instructions from you.

You may pay premiums until the Life Insured reaches Age 121, at which time Monthly Deductions cease and no further premiums may then be paid as described in Section 18.

If any premium payment would result in the Minimum Death Benefit exceeding the Face Amount, we reserve the right to either refund the premium or to require additional underwriting, including Evidence of Insurability, for any increase in the Minimum Death Benefit.

Continuation of Insurance Upon Discontinuance of Premium Payments

Regardless of whether you continue paying premiums, we will continue taking the Monthly Deductions from the Policy Value. Your insurance coverage will continue subject to the Grace Period, Death Benefit Protection, and Policy Termination provisions in Sections 14, 15, and 16.

Returned or Protested Payments

The Company does not accept checks or other instruments unconditionally and, therefore, any purported payment(s) submitted to the Company by check or any other instrument including a wire transfer, whether or not credited to the policy by the Company, which is returned or protested does not constitute payment. The Company undertakes no duty to notify any person of a returned or protested payment, except as may be required by applicable law. Any information about the policy, including but not limited to verifications of coverage and policy values provided in any form by the Company on account of such submission(s) is not valid and shall not constitute a waiver or estoppel with respect to any of the terms or conditions of the policy. Such submissions will not prevent or delay a default or termination and do not extend the time for payment or any Grace Period as provided for under the policy.

17PROVUL	9	NY

7. POLICY VALUE

Net Premiums Added

When we receive your premium payments at our Service Office, we deduct a Premium Charge which will not exceed the amount shown in Section 1 and then add the balance remaining (the “Net Premium”) to your Policy Value. We will do this before we take any other deductions due on that Business Day.

For any premiums received prior to the Issue Date, we will credit interest at the rate of return then being earned on allocations to the current money market Investment Account, but will not deduct a Premium Charge. The interest credited may be taxable. The Premium Charge will be deducted on the Issue Date, and the balance remaining will be your Policy Value from which other deductions will be taken and to which any subsequent Net Premiums will be added.

Investment allocation of the initial premium payment and any subsequent premium payments will be in accordance with the Allocations and Transfers provisions of Section 11.

While a loan exists, we will treat the amounts you pay as premiums unless you submit to us a Written Request that they be treated as loan repayments. We will first deduct from loan repayments the amount of accrued interest on loans and then deduct the amount specified as a loan repayment before applying any balance remaining as a premium payment.

Monthly Deductions

A Monthly Deduction is due and will be taken from your Policy Value as of the Policy Date and as of each applicable subsequent Processing Date. Monthly Deductions are calculated from the Policy Date. If, at your request, we set the Policy Date to a date that precedes the date on which we receive the initial premium, Monthly Deductions due for the period prior to receipt of the initial premium will be taken on the later of the date we receive the initial premium and the policy Issue Date.

Unless we agree otherwise, or you do not have sufficient funds in the Investment Accounts or the Fixed Account, we will take Monthly Deductions from the Investment Accounts and the Fixed Account in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the Policy Anniversary on which the Life Insured reaches Age 121, at which time we will cease to take any further Monthly Deductions as described in Section 18.

The Monthly Deductions for any Policy Month that will be deducted from your Policy Value consist of charges (a) through (e) listed below, where:

(a)	is the Face Amount Charge, if any;

(b)	is the Administrative Charge;

(c)	is the Asset-Based Risk Charge;

(d)	is the sum of the charges for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value and are not part of the Cost of Insurance Charge; and

(e)	is the Cost of Insurance Charge, as described below.

17PROVUL	10	NY

7. POLICY VALUE (continued)

Cost of Insurance Charge

The rates for the Cost of Insurance Charge are based on the Life Insured’s sex, Age, Risk Classification, duration that the policy has been In Force, and any supplementary benefit riders that have a cost of insurance charge.

The Cost of Insurance Charge for a specific Policy Month is the charge for the Net Amount at Risk, including any adjustment for the Minimum Death Benefit and any supplementary benefit riders that have a cost of insurance charge. The charge for the Net Amount at Risk is an amount equal to the Cost of Insurance Rate for that month multiplied by the Net Amount at Risk. Periodically, we review our Cost of Insurance Rates, and may re-determine these rates at that time based on our expectations of future mortality, persistency, investment earnings, expense experience, capital and reserve requirements, and tax assumptions. Any re-determination of Cost of Insurance Rates will not discriminate unfairly within any class of lives insured. These rates, however, will never exceed the Maximum Monthly Cost of Insurance Rates shown in Section 2. Each Cost of Insurance Charge is deducted in advance of the applicable insurance coverage for which we are at risk.

Change of Risk Classification and/or Additional Rating

Written Requests for a rate reconsideration to a more favorable underwriting class from your current Risk Classification and/or Additional Rating may be submitted to us after issue while this policy is In Force. If approved, these requests will become part of your policy. Our procedures for rate reconsiderations require completion of an application and Evidence of Insurability satisfactory to us. The rate reconsideration is a policy change subject to a contestable period of two years from the effective date of the change. If the policy has been In Force for two years during the lifetime of the Life Insured, the change in Risk Classification and/or Additional Rating will be contestable only as to the material misstatements made in the rate reconsideration application. We will apply the underwriting rules that are current at the time of application for the rate reconsideration. If approved, the request for a more favorable rate reclassification will result in improved Cost of Insurance Charges. The reclassification will be effective on the Processing Date following the date we approve the request. We recommend that you request and review a report of projected future values from us whenever the Cost of Insurance Rates are changed. Review of the projected future values in such a report will be helpful to you in making decisions regarding changes to your Planned Premium payments. For additional details, please contact your agent or our Service Office at the telephone number on the back of this policy. Approval of a more favorable Risk Classification and/or Additional Rating may require adjustments to limits under federal tax laws. We will notify you prior to approval if your request would require premiums to be returned to you in order to avoid adverse tax consequences. Please consult a tax advisor before proceeding with the reclassification.

Net Amount at Risk

On the Policy Date, and on each subsequent Processing Date, we will determine a Net Amount at Risk used to calculate the Cost of Insurance Charge. The Net Amount at Risk is determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Policy Value;

(b)	is the Face Amount plus the death benefit payable under any supplementary benefit riders that have a cost of insurance charge, divided by the Death Benefit Discount Factor shown in Section 1, plus the Policy Value for policies electing Death Benefit Option 2; and

(c)	is the Minimum Death Benefit as defined in Section 4.

The values used to calculate the Net Amount at Risk, including the values used to determine the Minimum Death Benefit, are determined on the Processing Date after any Net Premium and Monthly Deduction is applied, but before any Policy Credits have been applied and any interest has been credited.

17PROVUL	11	NY

7. POLICY VALUE (continued)

Policy Credit

Beginning in the Policy Credit Commencement Year shown in Section 1, we will calculate a Policy Credit to be applied to your Policy Value on each Processing Date, as described in Section 9.

Other Deductions

We will deduct a Surrender Charge, as detailed in Section 5 and Section 13, if during the Surrender Charge Period:

(a)	you surrender this policy for its Net Cash Surrender Value;

(b)	you make a withdrawal that reduces the Face Amount;

(c)	you request a decrease in the Face Amount that exceeds the Partial Surrender Charge Decrease Exemption Amount; or

(d)	you do not pay the Default Payment, described in Section 15, and your policy terminates.

8. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNT

The sum of the values in the Loan Account, the Fixed Account, and the Investment Accounts, as described below, comprise the Policy Value.

Loan Account Value

The amount you have in the Loan Account at any time equals:

(a)	amounts transferred to it for loans or borrowed loan interest; plus

(b)	interest credited to it; less

(c)	amounts transferred from it for loan repayment.

For details regarding the Loan Account, see Section 12.

Fixed Account Value

The amount you have in the Fixed Account at any time equals:

(a)	Net Premiums allocated to it; plus

(b)	amounts transferred to it; plus

(c)	Policy Credits applied to it; plus

(d)	interest credited to it; less

(e)	amounts deducted from it; less

(f)	amounts transferred from it; less

(g)	amounts withdrawn from it.

We will determine the rate or rates of interest to be credited to the Fixed Account. Any additional interest will be credited no less frequently than annually. Additional interest is nonforfeitable after crediting except indirectly due to surrender charges. The rate or rates of interest will be determined prospectively on a basis that does not unfairly discriminate between policies of the same class and will be based on our expectations for the Fixed Account’s future investment earnings, persistency, mortality, expense and reinsurance costs and future tax, reserve, and capital requirements. However, in no event will the minimum credited interest be less than the Minimum Fixed Account Annual Rate shown in Section 1.

For all transactions, interest is calculated from the date of the transaction.

17PROVUL	12	NY

8. LOAN ACCOUNT, FIXED ACCOUNT, INVESTMENT ACCOUNT (continued)

Investment Account Value

The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Subaccount at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)	is the number of units credited to the Investment Account because of:

(i)	Net Premiums allocated to it; and

(ii)	Policy Credits applied to it; and

(iii)	amounts transferred to it; and

(b)	is the number of units canceled from the Investment Account because of:

(i)	amounts deducted from it;

(ii)	amounts transferred from it; and

(iii)	amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation provision in Section 10 for details on how unit values are determined.

9. POLICY CREDIT

Beginning in the Policy Credit Commencement Year shown in Section 1, we will calculate a Policy Credit to be applied to your Policy Value on each Processing Date. The Policy Credit is equal to the greater of zero and an amount equal to the lesser of (a) and (b), where:

(a)	is the lesser of (i) and (ii), where:

(i)	is the Policy Credit Measure described below multiplied by the Policy Credit Measure Ratio shown in Section 2, minus the Policy Value; and

(ii)	is the Policy Credit Measure minus the Policy Credit Adjustment A shown in Section 2, minus the Policy Value.

(b)	is the sum of (i) and (ii), where:

(i)	is the Policy Credit Multiplier described below, multiplied by the amount calculated in (a) above; and

(ii)	is 1 minus the Policy Credit Multiplier described below, then multiplied by the lesser of the amount calculated in (a) above and the amount calculated by multiplying the Policy Credit Measure Cap Factor shown in Section 1 by the result of subtracting the Policy Debt from the Policy Value.

Policy Credit Multiplier

The Policy Credit Multiplier is the greater of zero and an amount equal to the lesser of (a) and (b), where:

(a)	is 1; and

(b)	is the Maximum Monthly Cost of Insurance Rate shown in the Table of Rates minus the current monthly Cost of Insurance Rate, divided by the Policy Credit Adjustment B shown in Section 2.

The values used in the calculation of the Policy Credit are determined on the Processing Date after any Net Premium, Monthly Deduction, or Policy Credit Measure Adjustment is applied, but before any Policy Credit is applied.

Unless we agree otherwise, we will apply the Policy Credit to the Investment Accounts and the Fixed Account in the same proportion from which Monthly Deductions for the current Processing Date were taken from those accounts.

17PROVUL	13	NY

9. POLICY CREDIT (continued)

Policy Credit Measure

The Policy Credit Measure at any time is equal to:

(a)	the sum of all prior Policy Credit Measure Net Premiums; minus

(b)	the sum of all prior Policy Credit Measure Monthly Deductions; minus

(c)	the sum of all prior Other Deductions (as described below in this section); plus

(d)	the sum of all prior Policy Credit Measure Adjustments; plus

(e)	the sum of all prior interest credited to the Policy Credit Measure.

Policy Credit Measure Net Premiums

At the same time as each Net Premium is added to the Policy Value, we will add a Policy Credit Measure Net Premium to your Policy Credit Measure. The Policy Credit Measure Net Premium is equal to the premiums received minus the Policy Credit Measure Premium Charge shown in Section 1.

Policy Credit Measure Monthly Deductions

At the same time as any Monthly Deductions are taken from your Policy Value, we will deduct the Policy Credit Measure Monthly Deductions listed in (a) through (e) below from your Policy Credit Measure.

(a)	is the Policy Credit Measure Administrative Charge shown in Section 1;

(b)	is the Policy Credit Measure Face Amount Charge shown in Section 1;

(c)	is the same dollar amount of Asset-Based Risk Charge that is deducted from your Policy Value;

(d)	is the sum of the Monthly Deductions for riders which are part of the policy, if any, provided such charges are deducted from the Policy Value and are not part of the Cost of Insurance Charge; and

(e)	is the Policy Credit Measure Cost of Insurance Charge, as described below.

Other Deductions

Each time an amount is deducted from the Policy Value for any reason other than to take a Monthly Deduction we will deduct from your Policy Credit Measure an amount, if greater than zero, equal to (a) multiplied by (b) divided by (c), where:

(a)	is the amount deducted from the Policy Value;

(b)	is the Policy Credit Measure immediately preceding the deduction; and

(c)	is the Policy Value immediately preceding the deduction.

Policy Credit Measure Cost of Insurance Charge

The Policy Credit Measure Cost of Insurance Charge is determined in the same way that your Cost of Insurance Charge is determined, except that (a) the Policy Credit Measure Cost of Insurance Rates will be applied, and (b) the charge will be applied to the Policy Credit Measure Net Amount at Risk. The Policy Credit Measure Cost of Insurance Rates and the Policy Credit Measure Net Amount at Risk are described below.

The Maximum Monthly Policy Credit Measure Cost of Insurance Rates at any Age are shown in Section 2. Any changes that we make to the current Policy Credit Measure Cost of Insurance Rates will only be made in conjunction with a change to your current Cost of Insurance Rates. Any such changes will be made so that the change in the current monthly Policy Credit Measure Cost of Insurance Rates as a percentage of the difference between the Maximum Monthly Policy Credit Measure Cost of Insurance Rates shown in Section 2 and the current monthly Policy Credit Measure Cost of Insurance Rates prior to the change will be the same as the change in the current monthly Cost of Insurance Rates as a percentage of the difference between the Maximum Monthly Cost of Insurance Rates shown in Section 2 and the current monthly Cost of Insurance Rates prior to the change.

17PROVUL	14	NY

9. POLICY CREDIT (continued)

Policy Credit Measure Net Amount at Risk

On the Policy Date and each subsequent Processing Date we will determine a Policy Credit Measure Net Amount at Risk used to calculate the Policy Credit Measure Cost of Insurance Charge. The Policy Credit Measure Net Amount at Risk is determined by subtracting (a) from the greater of (b) or (c), where:

(a)	is the Policy Credit Measure;

(b)	is the Face Amount plus the Death Benefit payable under any supplementary benefit riders that have a cost of insurance charge, with the result divided by the Death Benefit Discount Factor shown in Section 1, plus the Policy Value if Death Benefit Option 2 has been elected for this policy; and

(c)	is the Minimum Death Benefit as defined in Section 4.

The values used to calculate the Policy Credit Measure Net Amount at Risk, including the values used to determine the Minimum Death Benefit, are determined on the Processing Date after any Net Premium and Monthly Deduction is applied, but before any Policy Credit Measure Adjustment or Policy Credit is applied.

Policy Credit Measure Adjustment

The Policy Credit Measure Adjustment is equal to the sum of Policy Credit Measure Adjustment Component 1, Policy Credit Measure Adjustment Component 2, and Policy Credit Measure Adjustment Component 3 described below.

The values used to calculate the Policy Credit Measure Adjustment are determined on the Processing Date after any Net Premiums or Monthly Deductions are applied, but before any Policy Credit Measure Adjustment or Policy Credit are applied.

Policy Credit Measure Adjustment Component 1

The Policy Credit Measure Adjustment Component 1 is equal to (a) multiplied by (b) divided by 1,000, where:

(a)	is equal to the Policy Credit Measure Adjustment Factor A shown in Section 2, plus, if the Policy Credit Measure Cost of Insurance Charge for the current Processing Date is greater than zero, the Policy Credit Measure Adjustment Factor B shown in Section 2; and

(b)	is equal to the greater of zero or the result of (i) minus (ii), where:

(i)	is equal to the Policy Credit Measure; and

(ii)	is equal to the greater of the Cash Surrender Value or the result of multiplying the Policy Credit Measure and the Policy Credit Measure Ratio shown in Section 2.

Policy Credit Measure Adjustment Component 2

The Policy Credit Measure Adjustment Component 2 is equal to (a) multiplied by (b) divided by 1,000, where:

(a)	is the Policy Credit Measure Adjustment Factor C shown in Section 2; and

(b)	is equal to the greater of zero or the result of (i) minus (ii), where:

(i)	is equal to the Policy Credit Measure; and

(ii)	is equal to the result of multiplying the Policy Credit Measure Adjustment Factor D shown in Section 2 and the Face Amount.

17PROVUL	15	NY

9. POLICY CREDIT (continued)

Policy Credit Measure Adjustment Component 3

On the Policy Date, the Policy Credit Measure Adjustment Component 3 is equal to zero. On subsequent Processing Dates, the Policy Credit Measure Adjustment Component 3 is equal to (a) minus (b) minus (c), where:

(a)	is the Prior Month’s Net Policy Value Interest as described below; and

(b)	is (i) multiplied by (ii), where

(i)	is equal to the Policy Value on the prior Processing Date after the Policy Credit has been applied; and

(ii)	is the Policy Credit Measure Monthly Interest Adjustment Factor A shown in Section 1; and

(c)	is the Policy Debt on the prior Processing date multiplied by the Policy Credit Measure Monthly Interest Adjustment Factor B shown in Section 1.

Prior Month’s Net Policy Value Interest

On the Policy Date, the Prior Month’s Net Policy Value Interest is equal to zero. On subsequent Processing Dates, the Prior Month’s Net Investment Account Interest is equal to (a) minus (b), where:

(a)	is the Policy Value on the current Processing Date before any Net Premium is added, Monthly Deduction is taken or any Policy Credit is added; and

(b)	is (i), plus (ii), minus (iii), where

(i)	is the Policy Value on the prior Processing Date before any Net Premium is added, Monthly Deduction is taken or any Policy Credit is added;

(ii)	is the sum of any Net Premiums added to the Policy Value on or after the prior Processing Date but before the current Processing Date, plus any Policy Credit applied to the Policy Value on the prior Processing Date, plus any amounts from supplementary benefit riders credited to the Policy Value on the prior Processing Date; and

(iii)	is the sum of any Monthly Deductions taken from the Policy Value on or after the prior Processing Date, but before the current Processing Date, plus the sum of any amounts deducted from the Policy Value for any other reason except for Monthly Deductions, including withdrawals, on or after the prior Processing Date, but before the current Processing Date.

Policy Credit Measure Interest

Interest is credited to the Policy Credit Measure in the same manner as it is credited to the Fixed Account.

The rate of interest credited to the Policy Credit Measure is equal to the Policy Credit Measure Annual Interest Rate shown in Section 1.

10. SEPARATE ACCOUNT AND SUBACCOUNTS

Each Subaccount of the Separate Account purchases shares of a corresponding Fund of a Series Fund. The assets of the Separate Account are the property of the Company. They are used to support the Policy Values of variable life insurance policies. Income, gains, and losses of the Separate Account are credited to, or charged against, the Separate Account without regard to other income, gains, and losses. The part of the assets that is equal to the Investment Account values in respect of all variable life insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account the Separate Account assets in excess of the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

17PROVUL	16	NY

10. SEPARATE ACCOUNT AND SUBACCOUNTS (continued)

Right to Make Changes

In order to best serve the interests of the owners of policies such as this or for carrying out the purposes of such policies, we may make certain Separate Account and/or Subaccount changes. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

The changes we may make are the following:

(a)	To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

(b)	To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

(c)	To create new separate accounts, or to combine any two or more separate accounts including the Separate Account, or to de-register the Separate Account under the Investment Company Act of 1940, or to transfer assets between the Separate Account and other separate accounts.

(d)	To transfer any assets in a Subaccount to another Subaccount, or to add, combine or remove Subaccounts.

(e)	To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

The investment policy of a Subaccount within the Separate Account shall not be materially changed unless a statement of the change is first filed with any jurisdiction requiring such a filing. In the event of such a change in investment policy, and while this policy is In Force, you may elect a transfer to the Fixed Account as described in Section 11.

Unit Value Calculation

We will determine the unit values for each Subaccount as of the end of each Business Day.

The unit value for each Subaccount was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Subaccount. For any subsequent Business Day, the unit value for that Subaccount is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Subaccount on such subsequent Business Day.

Net Investment Factor

The net investment factor for a Subaccount on any Business Day is equal to (a) divided by (b) where:

(a)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of such Business Day before any policy transactions are made on that day; and

(b)	is the net asset value of the underlying Fund shares held by that Subaccount as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Subaccount.

17PROVUL	17	NY

11. ALLOCATIONS AND TRANSFERS

Allocation Instructions

Allocation instructions are your instructions on how amounts should be allocated among the Fixed Account and Investment Accounts over the duration of this policy.

Initial allocation instructions are elected in your application for this policy and take effect on the Allocation Date shown in Section 1. We reserve the right to limit the dollar amount that may be allocated to any Investment Account or Fixed Account.

You may elect to change your allocation instructions at any time. A change can be elected by Written Request or by any telephone or internet notification if a currently valid written authorization to make changes in this manner is on file with us. A change will be effective as of the end of the Business Day on which we receive notice satisfactory to us. Instructions to us must express allocation percentages as greater than or equal to zero and less than or equal to 100%, and the sum of the allocation percentages must equal 100%. Allocation percentages must be whole numbers.

The date for allocation percentage changes will be as of the end of the Business Day on which we are contacted, as described above, to make the changes. We reserve the right to impose a limit on the number and frequency of such changes and to set minimum and maximum percentages that may be allocated to any Investment Account and the Fixed Account.

Allocations

We process Net Premiums as described in Section 6. Any Net Premium credited to the Policy Value prior to the Allocation Date, as shown in Section 1, will automatically be invested in the current money market Investment Account. On the Allocation Date (or on the date such Net Premium is received, if later), we will reallocate the amount in the current money market Investment Account attributable to any such Net Premium in accordance with the allocation instructions then in effect. We will allocate all other Net Premiums and credits to the Fixed Account and any Investment Accounts in accordance with the allocation instructions then in effect.

Transfers

In the same way as described above in the Allocations provision, instructions may be given to us at any time while the policy is In Force to transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. Transfers are subject to the restrictions described below.

General Restrictions on Transfers

You can make up to two transfers per calendar month. You can transfer 100% of the Policy Value to the current money market Investment Account after this limit has been reached. If such transfer to the current money market Investment Account is made, no subsequent transfers from the current money market Investment Account to another Investment Account may be made within 30 days.

There is no charge for the first 12 transfers in any Policy Year. If you make more than 12 transfers in any Policy Year, a transfer fee not to exceed the Maximum Transfer Fee shown in Section 1 will apply to each subsequent transfer in the Policy Year. We will consider all transfer requests made on the same Business Day as one transfer. Transfers made pursuant to the Asset Allocation Balancer or Dollar Cost Averaging options described below are not subject to the foregoing general restrictions. Without our approval, the maximum amount that may be transferred to or from an Investment Account in any Policy Year may not exceed the Investment Account Maximum Transfer Amount shown in Section 1.

17PROVUL	18	NY

11. ALLOCATIONS AND TRANSFERS (continued)

This policy was not designed for professional market timing organizations or other persons or entities that use short-term or frequent transfers among investment accounts. If in our judgment it is necessary to avoid harm to long-term investors in an Investment Account that may result from such activity, we may terminate transfer privileges and impose additional restrictions beyond those described above to discourage disruptive short-term and frequent transfers. These additional restrictions may include, but are not limited to, restricting:

(a)	the number of transfers made during a defined period;

(b)	the dollar amount of transfers;

(c)	the method used to submit transfers; and

(d)	transfers into and out of certain Investment Accounts.

Should any of the above restrictions be applied, they will be applied uniformly to all policy owners with this type of policy that are subject to the restrictions.

Restrictions on Transfers to the Fixed Account

You may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring any transfer charges, regardless of the number of transfers previously made, provided such transfers:

(a)	occur within 18 months after the Issue Date, as shown in Section 1; or

(b)	occur within the later of (i) or (ii) where (i) is 60 days from the effective date of a material change in the investment objectives of the Subaccount from which the Policy Value will be transferred, and (ii) is 60 days from the notification date of such change.

Restrictions on Transfers out of the Fixed Account

The maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

(a)	the Fixed Account Maximum Transfer Percentage shown in Section 1 multiplied by the value in the Fixed Account at the previous Annual Processing Date;

(b)	the Fixed Account Maximum Transfer Amount shown in Section 1; and

(c)	the amount transferred out of the Fixed Account during the previous Policy Year.

Any transfer out of the Fixed Account may not involve a transfer to the current money market Investment Account.

If any transfer out of the Fixed Account would reduce the amount you have in your Fixed Account below $500, we will transfer out the entire value of the Fixed Account.

We reserve the right, in our sole discretion, to waive the transfer restrictions on the Fixed Account. Please contact us or your registered representative to determine if a waiver is currently in effect.

Asset Allocation Balancer Transfers

If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers at specified intervals you select which may be either annually, semi-annually, quarterly, or monthly. When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

Dollar Cost Averaging Transfers

If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts. If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you. We reserve the right to cease to offer this option as of 90 days after we send you written notice.

17PROVUL	19	NY

12. LOANS

At any time while this policy is In Force and there is Available Loan Value, you can obtain a loan by Written Request. Your Policy Value serves as the only security for a loan, and, as such, we may require a signed loan document to formalize this agreement. We may defer loans as provided by law or as provided in Section 25. Loans, except those used to pay premiums on policies with us, may not be made if the policy is in the Grace Period as described in Section 15.

Available Loan Value

The Available Loan Value is a projection of the Net Cash Surrender Value we make at the time you inquire about or apply for a loan. The Available Loan Value on any date will be an amount equal to the Cash Surrender Value as adjusted by the following:

(i)	projecting the Available Loan Value at the Minimum Fixed Account Annual Rate from the date of the loan to the following Policy Anniversary assuming no premiums and no withdrawals; and

(ii)	the Available Loan Value is reduced by the total indebtedness, and

(iii)	the Available Loan Value is reduced by loan interest in advance to the end of the current Policy Year.

In no event, however, will the Available Loan Value be less than 90% of the Net Cash Surrender Value. Values will be determined, subject to Section 27, as of the end of the Business Day on which the loan application is received at our Service Office.

Loan Account

When you take out a loan, or when loan charges are borrowed, we will transfer amounts from the Fixed Account and the Investment Accounts, as applicable, into the Loan Account. Amounts we transfer into the Loan Account collateralize the loan principal. A Loan Subaccount exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Subaccount to reflect the account from which the transfer was made. The amounts transferred into each Loan Subaccount will be made in the same proportion that the corresponding Fixed Account and Investment Accounts bear to your Net Policy Value, unless you request otherwise, and our then current rules allow you to designate different proportions. When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfer provisions described in Section 11.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described in the Loan Interest Charged and the Loan Interest Credited provisions.

Loan Interest Charged

Interest will accrue daily on loans. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. In the event that you do not pay the loan interest charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The effective loan interest charged rate will not exceed the Maximum Loan Interest Charged Annual Rate shown in Section 1. We will increase the Loan Interest Charged Annual Rate if it is determined that the rate being charged would cause a loan to be taxable under any applicable ruling, regulation, or court decision. In such case, we will increase the Loan Interest Charged Annual Rate to an amount that would result in the transaction being treated as a loan under federal tax law.

Loan interest will continue to be charged, as described in Section 18, when Monthly Deductions and premium payments cease at the Life Insured’s Age 121.

17PROVUL	20	NY

12. LOANS (continued)

Loan Interest Credited

Loan interest will accrue daily to amounts in the Loan Account. The effective Loan Interest Credited Annual Rate is shown in Section 1.

Loan Repayment

You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured and while the policy is In Force. When you make a loan payment or repay a loan, we credit the amount remaining after deduction of the loan interest charges, specified above, to the Loan Account, and make a transfer to the Fixed Account and the Investment Accounts, as applicable.

Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the Fixed Account and Investment Accounts in accordance with the allocation instructions then in effect.

Subject to any rider, endorsement, or other provisions, while a loan exists, we will treat any amounts you pay as premiums, unless you submit to us a Written Request that they be treated as loan repayments.

13. SURRENDERS AND WITHDRAWALS

Surrender of the Policy

You may surrender this policy upon Written Request for its Net Cash Surrender Value at any date prior to the death of the Life Insured. We will determine the Net Cash Surrender Value on the Surrender Date. We will process the request and pay the Net Cash Surrender Value only if we have not received due proof that the Life Insured died prior to the Surrender Date. After we receive your Written Request to surrender the policy, no insurance will be In Force. If you surrender the policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge and Surrender Charge Period are shown in Section 1.

There may be tax consequences to surrendering the policy. A tax advisor should be consulted to determine which choice best meets your needs.

Withdrawals

Once per Policy Month after the first Policy Year, you may request a withdrawal of part of the Net Cash Surrender Value if available. Withdrawals are subject to the following conditions:

(a)	without our approval, each withdrawal must be for at least the Minimum Withdrawal Amount shown in Section 1;

(b)	after the withdrawal, the remaining Net Cash Surrender Value must be at least equal to three times the Monthly Deductions at the time of the withdrawal;

(c)	we will process the withdrawal, thereby reducing the Policy Value, as of the end of the Business Day on which we receive your Written Request;

(d)	we will deduct a pro-rata Surrender Charge if the withdrawal occurs during the Surrender Charge Period, and the withdrawal results in a reduction in Face Amount;

(e)	we will reduce the amount of the withdrawal if the amount in all accounts is not sufficient to pay the withdrawal and any pro-rata Surrender Charge;

(f)	you may specify which Investment Accounts as well as the Fixed Account from which we should make the withdrawal. If we do not receive such instructions, we will allocate the deduction of the withdrawal and any pro-rata Surrender Charge in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value; and

(g)	we will reduce the amount of the requested withdrawal if it would otherwise cause the Face Amount to fall below the Minimum Face Amount shown in Section 1.

17PROVUL	21	NY

13. SURRENDERS AND WITHDRAWALS (continued)

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount of the policy will be reduced:

(a)	by the amount of the withdrawal, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b)	by the amount, if any, by which the withdrawal exceeds the difference between the Minimum Death Benefit and the Face Amount, divided by the applicable Minimum Death Benefit Factor for the Life Insured’s Age as shown in the Table of Rates in Section 2.

If the Death Benefit on any given day is equal to the Policy Value times the applicable Minimum Death Benefit Factor, withdrawals on such day will reduce the Death Benefit by the amount withdrawn times the applicable Minimum Death Benefit Factor until the Death Benefit is equal to the Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 4 and 18, subject to these provisions.

If Death Benefit Option 2 is in effect, an amount equal to any withdrawal will be deducted from the Policy Value. Withdrawals will not affect the Face Amount. Your Death Benefit will continue to be determined in accordance with Sections 4 and 18.

A withdrawal requested in Policy Year 2 will not be subject to a Surrender Charge to the extent that the proceeds are applied to repay all or a portion of a loan (plus interest) that existed on the policy as of the Issue Date.

At any time after the first Policy Year, you may apply the Net Cash Surrender Value to purchase a level amount of paid-up life insurance under this policy. The amount of such paid-up insurance and the Surrender Value of that insurance will be calculated using the guaranteed maximum mortality charges and 4% interest, subject to the following conditions:

(a)	the Net Cash Surrender Value will be determined as of the end of the Business Day on which we receive your Written Request for this option;

(b)	the Net Cash Surrender Value after this determination will be the net single premium for the amount of paid-up life insurance using 4% interest and the guaranteed maximum mortality charges;

(c)	for policyholder tax compliance purposes, the definition of life insurance test will be the Cash Value Accumulation Test;

(d)	withdrawals and policy loans are not allowed after the date you elect this option; and

(e)	the Flexible Premium Variable Universal Life coverage cannot be reinstated after the date you elect this option.

The Minimum Face Amount shown in Section 1 will not be applicable in determining the paid-up amount. We may require evidence of insurability for any amount of insurance in excess of the Death Benefit under this policy on the date the Net Cash Surrender Value is applied.

The Net Cash Surrender Value and paid-up nonforfeiture benefits are not less than the minimum values and benefits required by any statute of the state in which the policy is delivered.

14. DEATH BENEFIT PROTECTION

Your policy includes a Death Benefit Protection feature for a maximum coverage period of up to the Life Insured’s Age 121.

This feature prevents your policy from going into default provided that the Net Death Benefit Protection Value is greater than zero. However, this feature will not prevent your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value.

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14. DEATH BENEFIT PROTECTION (continued)

Net Death Benefit Protection Value

This is an amount equal to the Death Benefit Protection Value, as described below, less Policy Debt.

Death Benefit Protection Value

This is a notional value only. It is determined in the same way that your Policy Value is determined, as described in Section 7, Policy Value, and Section 8, Loan Account, Fixed Account, Investment Account, except that:

(a)	the Premium Charge applied to premiums paid will be the Death Benefit Protection Premium Charge shown in Section 1;

(b)	the Administrative Charge and Face Amount Charge deducted monthly from the Death Benefit Protection Value will be the Death Benefit Protection Administrative Charge and Death Benefit Protection Face Amount Charge shown in Section 1;

(c)	the Net Premium, after any deductions due are taken, is applied to the Death Benefit Protection Value retroactive to the beginning of the Policy Month in which the premium is received and Death Benefit Protection interest credits are recalculated;

(d)	the Death Benefit Protection Value will be credited with the Death Benefit Protection Annual Interest Rate shown in Section 1;

(e)	the rates used in calculating the Cost of Insurance for the Death Benefit Protection Value are replaced with the Death Benefit Protection Cost of Insurance Rates shown in Section 2;

(f)	there is no Policy Credit applied to, and no Asset-Based Risk Charge is deducted from, the Death Benefit Protection Value; and

(g)	the Net Amount at Risk used in calculating the Death Benefit Protection Cost of Insurance Charge is:

(i)	the sum of the Face Amount and the Death Benefit payable under any supplementary benefit riders that have a cost of insurance charge, divided by the Death Benefit Discount Factor shown in Section 1; minus

(ii)	the Death Benefit Protection Value (if Death Benefit Option 1 has been elected) at the end of the immediately preceding Business Day less all Monthly Deductions, as modified by the Death Benefit Protection Value provision, due on the Policy Date or subsequent Processing Date.

The Death Benefit Protection Value is not used in determining the actual Policy Value, Minimum Death Benefit, Cash Surrender Value, or Death Benefit provided by this policy.

Default of the Death Benefit Protection Feature

This feature will go into default at the beginning of any Policy Month in which the Net Death Benefit Protection Value is less than or equal to zero after we deduct the Monthly Deductions that are due for that month.

Death Benefit Protection Feature Grace Period

We will allow 61 days from the date this feature goes into default for you to pay the Death Benefit Protection Default Payment described below to bring the feature out of default. At least 30 days prior to termination of the feature, we will send a notice to your last known address, specifying the amount you must pay to bring the feature out of default. If we have notice of a policy assignment on file at our Service Office, we will mail a copy of the notice of the amount due to the assignee on record.

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14. DEATH BENEFIT PROTECTION (continued)

Death Benefit Protection Default Payment

The amount required to bring this feature out of default, referred to as the Death Benefit Protection Default Payment, is the amount necessary to bring the Net Death Benefit Protection Value to zero, if it is less than zero, at the date of default plus the amount necessary to keep the Net Death Benefit Protection Value above zero for the next three Policy Months.

If the Death Benefit Protection Default Payment is not paid by the end of the Grace Period for this feature, then this feature will terminate.

Termination of the Death Benefit Protection Feature

This feature terminates at the earliest of:

(a)	the end of the Grace Period for which you have not paid the Death Benefit Protection Default Payment;

(b)	the date your policy terminates;

(c)	at the Life Insured’s Age 121.

This feature cannot be reinstated after it terminates.

15. GRACE PERIOD

Default

The policy and any supplementary benefit riders will go into default if at the beginning of any Policy Month the Net Cash Surrender Value is less than or equal to zero after we take the Monthly Deductions that are due for that month and the Death Benefit Protection feature, described in Section 14, is in default.

Grace Period Duration

We will allow 61 days from the date the policy goes into default for you to pay the Default Payment described below to bring the policy out of default. Any payment sent to us must be received by us within the Grace Period. No earlier than and within 30 days after the date we determine there is a deficiency in the Net Cash Surrender Value which has caused the policy to go into default, we will send notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

Default Payment

The amount required to bring the policy out of default, referred to as the Default Payment, is the lesser of (a) and (b), where

(a)	is an amount equal to (i) plus (ii), where:

(i)	is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; plus

(ii)	the amount necessary to keep the Net Cash Surrender Value above zero for the next three Policy Months;

(b)	is the Death Benefit Protection Default Payment as described in Section 14.

The Default Payment may be insufficient to continue your policy for the next three Policy Months due to the investment experience of the underlying Subaccounts for the Investment Accounts that you have chosen.

When payment is received, any Monthly Deductions that are past due and unpaid will be immediately deducted from the Net Policy Value and the remaining amount will be applied to your Policy Value.

17PROVUL	24	NY

15. GRACE PERIOD (continued)

If the Default Payment has not been paid by the end of the Grace Period, the policy will terminate. Upon termination of the policy, the remaining Net Cash Surrender Value, if any, will be paid to the owner. If the Life Insured dies during the Grace Period, then we will deduct from the Insurance Benefit all Monthly Deductions due and unpaid as of the date of the Life Insured’s death. If the death of the Life Insured occurs during a period for which the amount required under (a)(ii) of this Section has been applied, we will add to the Insurance Benefit proceeds a refund of such amount applied for any period beyond the Policy Month in which the death occurred.

No Insurance Benefit under the policy or any supplementary benefit riders will be in effect after the policy terminates.

16. POLICY TERMINATION

This policy terminates on the earliest of the following events:

(a)	the end of the Grace Period for which we have not received the amount necessary to bring the policy out of default;

(b)	surrender of the policy for its Net Cash Surrender Value; or

(c)	the death of the Life Insured.

17. REINSTATEMENT

If the policy terminates at the end of a Grace Period in which you did not make the Default Payment, you may apply for reinstatement within three years from the date of default. The policy cannot be reinstated if it has been surrendered for its Net Cash Surrender Value.

The requirements for reinstatement are as follows:

(a)	we must receive Written Request for reinstatement; and

(b)	reinstatement is subject to our normal underwriting practices including Evidence of Insurability for the Life Insured, and for any insureds covered under any supplementary benefit rider that you wish to reinstate.

If we approve your request,

(a)	we must receive at our Service Office, within 60 days from the date the Company approves the application for reinstatement, a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy In Force for at least the next three Policy Months;

(b)	the reinstatement date will be the date we receive the required payment referenced in (a) above at our Service Office, until which time no coverage will be In Force;

(c)	the Face Amount will be reinstated to the same amount as it was on the date the policy terminated;

(d)	any Surrender Charge will be reinstated to the amount it was at the date of default;

(e)	the remaining Surrender Charge Period, if any, will be the same as on the date of default;

(f)	the Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated;

(g)	at reinstatement, your Policy Value, as well as the Net Premium received, will be allocated according to your current premium allocation instructions;

(h)	any outstanding Policy Debt will be equal to the amount at termination of the policy; however, you have the right at time of reinstatement to repay or reinstate any outstanding Policy Debt; and

(i)	if the policy terminates prior to the expiration of the two-year exclusion period under the Suicide provision, the balance of the two-year Suicide exclusion period remaining on the date of termination will be applied to the reinstated policy and will commence on the effective date of reinstatement.

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18. COVERAGE AT AND AFTER AGE 121

Provided the policy is In Force at the Life Insured’s Age 121, we will continue the policy In Force thereafter subject to the stipulations stated below.

We will not accept any further premium payments. We will cease to take Monthly Deductions for charges listed in Section 1.

We will continue to credit interest monthly to the Fixed Account portion of the Policy Value. The portion of your Policy Value that is in an Investment Account will continue to vary from day to day.

Loans will continue to be allowed, as described in Section 12.

Loan interest will continue to be charged if there is an outstanding loan. Loan repayments will be accepted.

The policy will go into default at any time the Policy Debt exceeds the Policy Value, and Section 15 and Section 16, will apply.

The Death Benefit will be determined in the same manner as specified in Section 4.

Withdrawals will not be allowed.

The Policy Credit will no longer be calculated and will cease to apply to your Policy Value.

19. OWNER AND BENEFICIARY

Until the Life Insured’s death, you can receive any amount payable under the policy and exercise all rights and privileges granted by the policy.

Change of Owner

Until the Life Insured’s death, you can change the ownership of the policy by Written Request. Unless otherwise specified by you, the change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request at our Service Office.

Trustee Owner

Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

Joint Ownership

Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner’s interest in the policy passes to the surviving owner(s).

Successor Owner

If an owner dies prior to the death of the Life Insured, a named successor owner will, if then living, have all the owner’s rights and interest in the policy. The owner can designate, cancel, or change the designation of successor owner prior to the death of the Life Insured by written agreement provided to us.

The following four provisions will apply unless there is a beneficiary designation in effect that provides otherwise.

Beneficiary Classification

You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

17PROVUL	26	NY

19. OWNER AND BENEFICIARY (continued)

Payment to Beneficiaries

We will pay the Insurance Benefit:

(a)	to any primary beneficiaries who are alive when the Life Insured dies; or

(b)	if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c)	if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

Change of Beneficiary

Until the Life Insured’s death, you can change the beneficiary by Written Request unless you have made an irrevocable beneficiary designation. If an irrevocable beneficiary is named, such beneficiary cannot be changed without the consent of the irrevocable beneficiary. We are not responsible if the change does not achieve your purpose. Unless otherwise specified by you, the change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

Death of Beneficiary

If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you, or if you are the Life Insured, to your estate. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

20. ASSIGNMENT

Your interest in this policy may be assigned with the written consent of any irrevocable beneficiary. Your interest, any interest of the Life Insured and of any revocable beneficiary shall be subject to the terms of the assignment, but such assignment shall not affect the interest of any irrevocable beneficiary. Unless otherwise specified by you, any assignment will take effect on the date the notice of assignment is signed by you, subject to any payments made or actions taken by us prior to receipt of notice.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Service Office. We assume no responsibility for the validity or sufficiency of any assignment.

21. MISSTATEMENTS

If the age or sex of the Life Insured was misstated in the application, we will, if necessary, change the Face Amount and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance Charge.

22. SUICIDE

If the Life Insured commits suicide, while sane or insane, within two years from the Issue Date, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any Policy Debt on the date of death and less any withdrawals.

If the Life Insured commits suicide, while sane or insane, after two years from the Issue Date and within two years from the date of an increase in Death Benefit resulting from any payment of premium we are authorized to refuse under Section 28, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of premium that pertains to the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

17PROVUL	27	NY

23. INCONTESTABILITY

Except for the non-payment of premium, this policy shall be incontestable after it has been In Force for two years from the Issue Date during the lifetime of the Life Insured.

In the case of reinstatement or any policy change requiring Evidence of Insurability, the original contestable period will continue to apply. In addition, a new two-year contestable period will apply from the effective date of such reinstatement or policy change during the lifetime of the Life Insured. Any contest will be based only on statements made in the application for reinstatement or the policy change, unless the original contestability period is not yet expired.

Any premium payment that we accept subject to Evidence of Insurability, and any increase in the Death Benefit resulting from such payment, shall be considered a policy change for purposes of this section.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

24. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. Written Requests for policy changes or rate reconsiderations may be submitted to us after issue and such additional requests, if approved, may become part of the policy. Our procedures for policy changes or rate reconsiderations generally require completion of an application and evidence of insurability satisfactory to us. For additional details, please contact your agent or our Service Office at the telephone number on the back of this policy. Nothing is incorporated by reference. All statements made by the applicant or on behalf of the applicant for the issuance, reinstatement, or renewal of the policy shall be deemed representations and not warranties. We will use no material misstatement made by or on behalf of the Life Insured to defend a claim under the policy unless it is in a written application.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Any such change or amendment cannot be effective without prior approval of the New York Department of Financial Services. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

25. RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, withdrawals, policy loans, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a)	the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)	an emergency exists as defined by the Securities and Exchange Commission (SEC), or the SEC requires that trading be restricted; or

(c)	the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments, including loans, for up to six months if such payments are based on values that do not depend on the investment performance of the Investment Accounts. We may also postpone payments for up to 6 months when coverage is provided under paid-up life insurance, as outlined in Section 13.

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25. RIGHT TO POSTPONE PAYMENT OF BENEFITS (continued)

If we do not mail or deliver a requested payment within Business Days from the date we receive the documentation necessary to complete the transaction, we will pay interest from such date, provided the amount of interest accrued is at least $25.00. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. At our option, the interest will either be added to and become part of the total payment or we will pay it separately.

In addition, we may deny transfers under the circumstances stated in (a), (b), and (c) above, and in Section 11, Allocations and Transfers.

26. REPORTS TO OWNER

Within 30 days after each Policy Anniversary, we will send you a report at no charge showing:

(a)	the beginning and end dates of the current report;

(b)	the Death Benefit at the end of the current report period;

(c)	the amounts credited or debited to the Policy Value during the current period, identified by type;

(d)	the current allocation in the Fixed Account, the Loan Account, and each of the Investment Accounts at the end of the current report period;

(e)	the Loan Account balance, if any, at the end of the current report period;

(f)	the Cash Surrender Value, if any, at the end of the current report period;

(g)	the Policy Value, if any, at the beginning and at the end of the current report period;

(h)	a notice stating that unless premium payments are made, assuming guaranteed interest, mortality, and expense charges, the Net Cash Surrender Value will not be sufficient to maintain the policy In Force until the end of the next reporting period; and

(i)	any further information required by law.

Upon request, we will provide you with a report of projected future values. We will provide one report annually without charge. For additional reports you request, we reserve the right to charge a reasonable fee, not to exceed $50.

27. HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. We base minimum Cash Surrender Values on the 2017 CSO Gender Distinct Smoker Distinct Ultimate ANB Mortality Table, with substandard ratings as applicable. However, for issue ages up to and including 19, we base minimum Cash Surrender Values on the 2017 CSO Gender Distinct Composite Ultimate ANB Mortality Table, until attained age 20, when we switch to the appropriate non-smoker table listed in the preceding sentence.

A detailed statement of the method of computing the values of this policy has been filed with the New York State Department of Financial Services.

17PROVUL	29	NY

28. QUALIFICATION AS LIFE INSURANCE

It is intended that this policy comply with the definition of “life insurance contract” set forth in the federal income tax laws, so that, notwithstanding any other provisions of the policy to the contrary, it will be considered as life insurance for federal income tax purposes. We reserve the right to make any reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance. This provision should not be construed to guarantee that this policy will receive tax treatment as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority. This policy uses the Cash Value Accumulation Test as its life insurance qualification test. Under this test, the Minimum Death Benefit, as described in Section 4, must be maintained.

After the Life Insured reaches Age 100, this policy may not qualify as life insurance for tax purposes, and may, therefore, be subject to adverse tax consequences. Please consult a tax advisor before choosing to continue the policy after Age 100.

Effect on Life Insurance Qualification Test

A change in Death Benefit Option or Face Amount, or certain other policy changes, will often change the policy’s limits under the life insurance qualification test.

29. INTEREST ON PROCEEDS

We will pay interest on the Insurance Benefit proceeds from the date of the Life Insured’s death to the date of payment. The interest rate will be at least equal to the rate required by the state in which the policy was delivered.

30. FLEXIBLE FACTORS

When determining the rate of interest to be used in crediting interest to the portion of the Policy Value in the Fixed Account, and any changes in that rate, we will consider the following factors: expected mortality and persistency experience; expected general account investment earnings; and expected operating expenses. We will consider the same factors when we determine the actual cost of insurance; the deductions from premiums for Premium Charge; Administrative Charge; Face Amount Charge; Asset-Based Risk Charge; and whenever changes are made to any of these charges. We will not try to recover any losses in earlier years by increasing your charges in later years.

Adjustments to flexible factors will be by class and be determined by us from time to time based on future expectations for such factors.

17PROVUL	30	NY

Communications about this policy may be sent to the Company’s Service Office, which is currently at [197 Clarendon Street, Boston, Massachusetts 02116-5010]. Our toll-free number is [1-888-267-7781].

Home Office: [100 Summit Lake Drive, Valhalla, New York, 10595]

Flexible Premium Individual Variable Universal Life Insurance policy

Adjustable Death Benefit

Benefit payable on Life Insured’s death

Flexible premiums payable to Age 121 during the Life Insured’s lifetime

Non-Participating (Not eligible for dividends)

Benefits, Values, Periods of Coverage, and Premiums are on an indeterminate basis

17PROVUL	NY